Exhibit 10.2

________, _______

[NAME]

[TITLE]

[ADDRESS]

[ADDRESS]

Re: Amended Agreement Relating to Retirement Eligibility and Vesting of Equity-Based Awards

Dear ___________:

You and Prologis, Inc. (the “Company”) previously entered into a letter agreement dated ______________, ________ (the “Prior Agreement”) relating to all outstanding equity-based awards granted to you (directly or into a trust for your direct or indirect benefit) (collectively, the “Covered Awards”) under Company incentive equity plans or programs (each a “Plan”). This letter agreement (the “Agreement”) replaces the Prior Agreement in its entirety.

1. Covered Awards. [The Covered Awards as of the date of this Agreement, and the vesting schedules applicable to each, are identified on Schedule A hereto, which is incorporated herein.] Any Covered Awards granted to you after the date of this Agreement shall be subject to the terms and conditions of this Agreement. The Covered Awards consist of any or all of the following: (a) partnership interests intended to be treated as profits interests under the Internal Revenue Code (“LTIP Units”), which are convertible into common units (“Common Units”) of Prologis, L.P., which in turn are redeemable for cash or, at the Company’s option, shares of common stock of the Company (“Common Shares”); (b) restricted Common Shares of the Company; (c) options to acquire Common Shares; and (d) any other restricted stock unit award and other incentive compensation award denominated in Common Shares, Common Units, LTIP Units or other equity securities or interests of the Company or any Related Company provided under a Plan.

2. Order of Precedence. This Agreement shall govern the matters covered herein with respect to the Covered Awards notwithstanding any conflicting or contrary provisions set forth in the applicable Plan or in any employment or other agreement, retirement arrangements, programs, or policies.

3. Continued Vesting. The vesting of all Covered Awards (whether time-based, performance-based or a combination thereof) shall continue [as shown on Schedule A], and you shall otherwise be treated under the Plans as if you were providing continuous services as an employee of the Company, for so long as you either:

(i) Continue to provide (1) substantive services as an employee of the Company or a Related Company or a member of the board of directors (the “Board”) of the Company or (2) services as a consultant, independent contractor, advisor, or agent of the Company or a Related Company; in the case of 3(i)(1) or 3(i)(2), as approved by the [FOR NON-CEO EXECUTIVE OFFICER: Chief Executive Officer of the Company (the “CEO”)][FOR CEO: Talent and Compensation Committee

of the board of directors of the Company (the “Committee”)], which approval shall not be unreasonably withheld, (the “Continued Services”); or

(ii) Engage in Good Works (as defined below), as approved by the [FOR NON-CEO EXECUTIVE: CEO][FOR CEO: the Committee], which approval shall not be unreasonably withheld. The term “Good Works” means service for an organization unrelated to the Company such as: (1) service to, or membership on boards of, non-profit organizations such as non-governmental organizations or charities active in education, public policy, human rights, humanitarian activities, sustainability or environmental stewardship; (2) service for departments, agencies or instrumentalities of federal, state or local governments; (3) military service; or (4) positions in the administration or faculty of non-profit educational institutions of any level.

4. [CEO] Review of Proposed Continued Services or Good Works. [The CEO shall promptly review the Continued Services or Good Works proposed by you for approval and shall determine whether to grant such approval within 30 days of the date the Continued Services or Good Works are presented for approval.] Engaging in Continued Services or Good Works shall also include the search for Continued Services or Good Works opportunities for a reasonable period of time and the timing of [CEO] approval of Continued Services or Good Works shall not interrupt vesting of the Covered Awards. [Schedule B hereto sets forth the approval by the CEO of the Good Works you have proposed to date in accordance with this Agreement.]

5. Event of Death or Disability. If you cease to perform Continued Services or Good Works by reason of your death or Disability (as defined below) all of your earned Covered Awards shall vest in full immediately. “Disability” means, except as otherwise provided by the [Talent and Compensation] Committee [of the Board], your inability, by reason of a medically determinable physical or mental impairment, to engage in the material and substantial duties of your Continued Services or Good Works, which condition is expected to be permanent.

6. No Acceleration. You and the Company hereby agree that you shall not be eligible for accelerated, full, or modified vesting of any Covered Awards as a result of becoming eligible to retire or retiring pursuant to the retirement eligibility requirements of any applicable Plan or award.

7. Restricted Actions and Right to Cure.

(i) Restricted Actions. Notwithstanding anything herein to the contrary, the benefits associated with Continued Services and/or Good Works under this Agreement shall cease in the event that you take any of the following actions (“Restricted Actions”) and do not cure such Restricted Actions in accordance with Section 7(ii) below:

(a) You assume a position as the leader of a commercial real estate development or investment company; or

(b) you engage in the acquisition of, investment in, development of, or advising or consulting regarding industrial real estate in any market; provided that activities you perform on behalf of the Company or any Related Company (or a surviving entity upon a change of control) shall not constitute Restricted Actions. For avoidance of doubt, the following investments do not constitute

Restricted Actions: (a) investments in mutual funds that include industrial real estate companies in their holdings and (b) investments in private funds with a broad range of holdings so long as no more than 10% of any such fund’s holdings comprises industrial real estate.

(ii) Notice and Cure.

(a) If the Company believes you have engaged in any Restricted Actions, it will send you written notice (the “Notice to Cure”) that specifically identifies the particular actions that are the basis for such belief.

(b) Upon receipt of the Notice to Cure, you may either effect a Cure (as defined below) or contest the Notice to Cure. If you wish to effect a Cure, you must effect such Cure and submit written evidence of the Cure within one hundred and twenty (120) days from your receipt of the Notice to Cure. If you wish to contest the Notice to Cure, then you must send a written notice (the “Notice to Contest”) to the Company within thirty (30) days from your receipt of the Notice to Cure. The Notice to Contest shall explain why the alleged actions described in the Notice to Cure do not constitute Restricted Actions. The Company shall assess the validity of the Notice to Contest in good faith and send written notice to you of the Company’s determination (the “Determination Notice”) within thirty (30) days from the Company’s receipt of the Notice to Contest.

(c) In the event (and to the extent) that the Company concludes that the alleged actions do not constitute Restricted Actions, the Determination Notice shall so state and shall be considered a withdrawal of the Notice to Cure relating to such actions.

(d) In the event (and to the extent) that the Company concludes that the alleged actions do constitute Restricted Actions, you will have sixty (60) days from your receipt of the Determination Notice to cure such alleged actions and submit to the Company written evidence of the Cure.

(e) The following actions shall be deemed a cure and termination of Restricted Actions (each, a “Cure”): (1) resignation from the position or role in an applicable company constituting a Restricted Action; (2) cessation of advising or consulting constituting a Restricted Action; or (3) submission of a written good faith offer (the “Offer”) to dispose of, transfer ownership of or terminate an applicable investment or development project constituting a Restricted Action (the “Restricted Action Disposition”), such cure conditioned on the closing of the Restricted Action Disposition within one (1) year of the date of the Offer (the “Disposition Deadline”) and your continuing good faith efforts to close the Restricted Action Disposition as soon as practicable after the date of the Offer and before the Disposition Deadline. Upon request, you shall submit written evidence of your good faith efforts made pursuant to this Agreement to the Company.

8. Related Company. The term “Related Company” means any corporation, partnership, joint venture, business venture or other entity during any period in which an interest in such entity is owned, directly or indirectly, by the Company (or any entity that is a successor to the Company) (whether through the ownership of securities or otherwise).

9. Role Changes. This Agreement shall apply without interruption to the vesting of Covered Awards in the event of changes in your role with the Company, such as, for example, where a particular service relationship meeting the conditions set forth above ceases and another service relationship meeting the conditions set forth above begins. The continuity of a service relationship shall not be considered interrupted in the case of: (i) approved leaves of absence (including medical or personal leave), (ii) transfers among the Company and any Related

Company, or their respective successors, or (iii) with the consent of the Company, any other change in status.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties hereto as to the subject matter herein, and supersedes all prior or contemporaneous agreements with respect to the subject matter herein (including but not limited to restrictive covenants), whether written or oral, including the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in a writing that is signed by duly authorized representatives of the parties hereto.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective assigns, heirs, executors, administrators, and successors.

PROLOGIS, INC.

By: __________________________

Name:

Title:

Agreed and accepted this _____ day of _______, ______

______________________________

[Name]